Blazzard, Grodd & Hasenauer, P.C.
943 Post Road East
Westport, CT 06880
(203) 226-7866


July 14, 2006


Board of Trustees
Dividend Growth Trust
108 Traders Cross, Suite 105
Bluffton, South Carolina 29910

Re: Opinion of Counsel - Dividend Growth Trust

Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the
Securities  and  Exchange   Commission  of  a   Pre-Effective   Amendment  to  a
Registration Statement on Form N-14 with respect to Dividend Growth Trust.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

1. Dividend Growth Trust ("Trust") is an open-end management investment company.

2.   The Trust is created and validly existing pursuant to the Delaware Laws.

3. All of the prescribed Trust procedures for the issuance of the shares have been followed, and, when such shares are issued in accordance with the Prospectus contained in the Registration Statement for such shares, all state requirements relating to such Trust shares will have been complied with.

4. Upon the acceptance of payments made by shareholders in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such shareholders will have legally-issued, fully paid, non-assessable shares of the Trust.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration.

Sincerely,

BLAZZARD, GRODD & HASENAUER, P.C.

By: /s/RAYMOND A. O'HARA III
    ----------------------------
    Raymond A. O'Hara III